UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 9, 2015

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                          Other Events.

Effective September 9, 2015, ARIAD Pharmaceuticals, Inc. (the “Company”) granted an exemption to (1) The Vanguard Group, Inc. (“Vanguard”), (2) any direct or indirect Subsidiary (as defined in the Rights Agreement (as defined below)) of Vanguard or any Affiliate or Associate (each, as defined in the Rights Agreement) of Vanguard which acts, or may in the future act, as an investment advisor or fund manager (the “Vanguard Advisors”) and (3) any investment fund, managed account or other investment entity for which Vanguard or any Vanguard Advisor acts, or may in the future act, as investment advisor or fund manager (collectively, together with Vanguard and the Vanguard Advisors, the “Vanguard Parties”) under the Company’s Section 382 Rights Agreement, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), dated as of October 31, 2013 and as amended on June 24, 2014.  The grant of the exemption followed the determination by a designated committee of the Board of Directors (the “Board”) of the Company that the Vanguard Parties are not collectively an “Acquiring Person” pursuant to Section 29 of the Rights Agreement.

The Board adopted the Rights Agreement to protect stockholder value by deterring acquisitions of the Company’s common stock that would potentially limit the Company’s ability to use its net operating loss carryforwards (“NOLs”) and other tax benefits, which may be used to reduce potential future income tax obligations.  In general, the rights issued under the Rights Agreement impose a significant penalty on any person, together with its Affiliates, that acquires 4.99% or more of the common stock of the Company then outstanding, unless such person is determined to not be an “Acquiring Person” or is otherwise excluded from the Rights Agreement.

Vanguard made representations and covenants sufficient to cause the designated committee of the Board to conclude that the exemption would not jeopardize the availability of the Company’s NOLs and other tax benefits.  The designated committee of the Board determined that the Vanguard Parties will not be deemed to be an “Acquiring Person” so long as the Vanguard Parties remain in compliance with those representations and covenants.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

By:	/s/ Thomas J. DesRoiser
	Name:	Thomas J. DesRosier
	Title:	Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date:   September 10, 2015